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                                                                 Exhibit 10.22

May 21, 1999

Dr. Adrian Otte
109 Kelly Drive
Chadds Ford, PA 19317

Dear Adrian:

We are very pleased to extend an offer of employment to you for the position of Chief Operating Officer of Pharmaceutical Services, PhyMatrix. The terms are as follows:

         Base Salary:        $250,000

         Bonus Potential:    Guaranteed target bonus of $50,000 to be paid
                             quarterly. (Guaranteed for 1st year only). At 120% of target, an additional $25,000.

         Equity: a. An initial grant of 200,000 shares at market price. Priced as of close of business May 28, 1999.

                             b. Options will be vested over a three year period in equal increments. If there is a material change in ownership of the company, all outstanding options will vest with change of control.

         Benefits:           Per PhyMatrix policies

         Severance:          One year of base compensation for termination by
                             the company without cause.

         Relocation:         1.  Pack and move of household goods.

                             2. Closing costs at sell end, including
                             realtors fees.

                             3. Two house hunting trips for family.

                             4. $10,000 in temporary living expenses for residence, transportation, meals, etc. Receipts for expenses need to be submitted for reimbursement.

                             5. Tax gross up for taxable relocation items.

We are very excited about the prospect of working with you and look forward to you joining our team. This offer is contingent upon the completion of referencing. Please sign and return this letter as your acceptance of these terms by Tuesday, June 1, 1999.

Best Regards,

Michael Heffernan

I acknowledge and agree to the terms stated above.

Dr. Adrian Otte